(d)(2)(P)

DELEGATION AGREEMENT

AGREEMENT made as of the 18th day of November, 2014, by and between Morgan Stanley Investment Management Inc., a Delaware corporation (hereinafter referred to as “MSIM”), and MORGAN STANLEY INVESTMENT MANAGEMENT COMPANY, a corporation organized under the laws of Singapore (hereinafter referred to the “Local Manager”).

W I T N E S S E T H:

WHEREAS, MSIM and the Local Manager are engaged principally in rendering investment advisory services and are registered as investment advisers under the Investment Advisors Act of 1940, as amended; and

WHEREAS, the Local Manager is the holder of a capital markets services license for Fund management under the Securities and Futures Act (Cap. 289) of Singapore/ or is exempt from licensing under the Securities and Futures Act (Cap. 289) of Singapore and is the holder of a financial adviser’s license under the Financial Advisers Act (Cap. 110) of Singapore or is exempt from licensing under the Financial Advisers Act (Cap. 110) of Singapore; and

WHEREAS, MSIM has entered into an investment sub-advisory agreement (the “Sub-Advisory Agreement”) with Voya Investors Trust and Directed Services LLC, dated November 18, 2014, with respect to the Funds set forth on SCHEDULE A hereto (together, the “Funds”), pursuant to which MSIM provides investment sub-advisory services to the Funds; and

WHEREAS, the Local Manager is willing to provide investment management services to MSIM in connection with the Funds’ operations on the terms and conditions hereinafter set forth;

NOW THEREFORE, in consideration of the premises and the covenants hereinafter contained, the Local Manager and MSIM hereby agree as follows:

ARTICLE I

Duties of the Local Manager

MSIM hereby employs the Local Manager to act as investment adviser to MSIM and to furnish the investment advisory services described below, subject to the broad supervision of MSIM and the Funds, for the period and on the terms and conditions set forth in this Agreement.  The Local Manager hereby accepts such employment and agrees during such period, at its own expense, to render, or arrange for the rendering of, such services and to assume the obligations herein set forth for the compensation provided for herein.  The Local Manager and its affiliates shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Funds in any way or otherwise be deemed an agent of the Funds.

The Local Manager shall have the right to make unsolicited calls on MSIM and shall provide MSIM with such investment research, advice and supervision as the latter may from time to time consider necessary for the proper supervision of the assets of the Funds; shall furnish continuously an investment program for the Funds and shall make recommendations from time to time as to which securities shall be purchased, sold or exchange and what portion of the assets of the Funds shall be held in the various securities in which the Funds invest, options, futures, options on futures or cash; all of the foregoing subject always to the restrictions of the Amended and Restated Declaration of Trust and By-Laws of the

Funds, as they may be amended and/or restated from time to time, the provisions of the Investment Company Act and the statements relating to the Funds’ investment objectives, investment restrictions as the same are set forth in the currently effective prospectus and statement of additional information relating to the shares of the Funds under the Securities Act of 1933, as amended (the “Prospectus” and “Statement of Additional Information”, respectively).  The Local Manager shall make recommendations and effect transactions with respect to foreign currency matters, including foreign exchange contracts, foreign currency options, foreign currency futures and related options on foreign currency futures and forward foreign currency transactions.  The Local Manager shall also make recommendations or take action as to the manner in which voting rights, rights to consent to corporate action and any other rights pertaining to the portfolio securities of the Funds shall be exercised.

The Local Manager will not hold money on behalf of MSIM or the Funds, nor will the Local Manager be the registered holder of the registered investment of MSIM or the Funds or be the custodian of documents or other evidence of title.

ARTICLE II

Allocation of Charges and Expenses

The Local Manager assumes and shall pay for maintaining the staff and personnel necessary to perform its obligations under this Agreement and shall at its own expense provide the office space, equipment and facilities which it is obligated to provide under Article I hereof.

ARTICLE III

Compensation of the Local Manager

For the services rendered, the facilities furnished and expenses assumed by the Local Manager, MSIM shall pay to the Local Manager a fee in an amount to be determined from time to time by MSIM and the Local Manager but in no event in excess of the amount that MSIM actually received for providing services to the Funds pursuant to the Sub-Advisory Agreement.

ARTICLE IV

Limitation of Liability of the Local Manager

The Local Manager shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in the performance of sub-advisory services rendered with respect to the Funds, except for willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder.  As used in this Article IV, the Local Manager shall include any affiliates of MSIM performing services for MSIM contemplated hereby and directors, officers and employees of the Local Manager and such affiliates.

ARTICLE V

Activities of the Local Manager

The services of the Local Manager to the Funds are not to be deemed to be exclusive, the Local Manager and any person controlled by or under common control with the Local Manager (for purposes of this Article V referred to as “affiliates”) being free to render services to others.

ARTICLE VI

Compliance with Applicable Laws and Regulations

The Local Manager shall obtain and at all times maintain and comply with the terms of all relevant authorisations, licences, consents, approvals and registrations and comply with all relevant laws and regulations, necessary for the purpose of performing any of its duties and obligations under this Agreement.  The Local Manager shall inform MSIM as soon as possible if at any time the Local Manager becomes unable to comply with the terms of or maintain any such authorisations, licences, consents, approvals or registrations.

ARTICLE VII

Duration and Termination of this Agreement

This Agreement shall become effective as of the date first above written and shall remain in force until the date of termination of the Sub-Advisory Agreement (but not later than two years after the date hereof) and thereafter, but only so long as such continuance is specifically approved at least annually by (i) the Trustees of the Funds or by the vote of a majority of the outstanding voting securities of the Funds and (ii) a majority of those Trustees who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

This Agreement may be terminated at any time, without the payment of any penalty, by the Board of Trustees of ING Investors Trust, by Directed Services LLC, by MSIM or by vote of a majority of the outstanding voting securities of the Funds, or by the Local Manager, on sixty days’ written notice to the other party.  This Agreement shall automatically terminate in the event of its assignment or in the event of the termination of the Sub-Advisory Agreement.  Any termination shall be without prejudice to the completion of transactions already initiated.

ARTICLE VIII

Amendments to this Agreement

This Agreement may be amended by the parties only if such amendment is specifically approved by (i) the Trustees of the Funds or by the vote of a majority of outstanding voting securities of the Funds and (ii) a majority of those Trustees who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

ARTICLE IX

Definitions of Certain Terms

The terms “vote of a majority of the outstanding voting securities”, “assignment”, “affiliated person” and “interested person” used in this Agreement, shall have the respective meanings specified in the Investment Company Act and the rules and regulations thereunder, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under said Act.

ARTICLE X

Governing Law

This Agreement shall be construed in accordance with the laws of the State of New York and the applicable provisions of the Investment Company Act.  To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act, the latter shall control.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

MORGAN STANLEY INVESTMENT MANAGEMENT INC.

By:	/s/ Catherine Colecchi
Name: Catherine Colecchi
Title: Managing Director

MORGAN STANLEY INVESTMENT MANAGEMENT COMPANY

By:	/s/ Samuel Gene Rhee
Name: Samuel Gene Rhee
Title: Managing Director

SCHEDULE A

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